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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

To:   Mr. Thomas Sheehan
      92 Maynard Farm Road
      Sudbury, Massachusetts 01776

                                                               February 22, 2001

      The undersigned, Egenera, Inc., a Delaware corporation, as well as its successors and assigns (hereinafter collectively referred to as the "Company"), hereby agree with you as follows:

      1.    Position and Responsibilities.

            1.1 You shall serve as Chief Financial Officer of the Company which was officially approved at the Board of Directors meeting in November 2000. You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and perform such duties as may be assigned to you by or on authority of the Company's President or Board of Directors from time to time and the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate are appropriate and necessary in connection with such employment.

            1.2 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

            1.3 You will report directly to the President and will be based initially out of the Company's Marlborough, Massachusetts office.

      2.    Term of Employment.

            2.1 The initial term of this Agreement shall be for the period set forth on Exhibit A annexed hereto commencing with the date hereof. Thereafter, this Agreement shall be automatically renewed for successive periods of one (1) year, unless you or the Company shall give the other party not less than thirty
(30) days written notice of non-renewal. This Agreement and your employment with the Company may be terminated prior to expiration of the term as provided in
Section 2.2.

            2.2 This Agreement may be terminated prior to the expiration of the term described in

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Section 2.1 hereof as follows:

                  (a) The Company shall have the right, upon written notice to you, to terminate your employment (i) immediately at any time for "Cause" (as defined herein and subject to your right of cure and right to dispute as provided herein); or (ii) at any time without Cause; and

                  (b) You shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to the Company.

            2.3 For purposes of Section 2.2, the term "Cause" shall mean (a) gross negligence or willful misconduct in the performance of assigned duties;
(b) material and repetitive refusal to perform or discharge the duties or responsibilities assigned by the President or Board of Directors of the Company provided the same are not illegal, unethical or inconsistent with the position of Chief Financial Officer of a corporation and the failure to correct such refusal and perform such duties or responsibilities within a reasonable period of time (but in any event no less than seven (7) calendar days after written notice of such failure); (c) conviction of a felony or misdemeanor involving moral turpitude; (d) willful or prolonged absence from work not excused by a bona fide medical disability as reasonably determined by a qualified physician mutually acceptable to both you and the Company or other good cause as reasonably determined by the Board of Directors; and (e) falseness of any warranty or representation by you herein or the breach of your obligations under this Agreement to the material detriment of the Company.

            2.4 In the event of the Involuntary Termination (as hereinafter defined) of your employment with the Company at any time, the Company hereby agrees to provide you with Severance Benefits as defined in Section 5 of Exhibit A hereto. In this regard, the phrase "Involuntary Termination" shall mean (a) any termination of your employment by the Company without Cause, pursuant to Section 2.2(a)(ii); or (b) your demotion or termination of your employment for Good Reason (as defined in Section 6 of Exhibit A).

      3. Compensation. You shall receive the compensation and benefits set forth on Exhibit A ("Compensation") for all services to be rendered by you hereunder and for your transfer of property rights pursuant to an agreement relating to inventions, confidentiality and noncompetition of even date herewith attached hereto as Exhibit C between you and the Company (the "Invention, Confidentiality and Noncompete Agreement").

      4.    Other Activities During Employment.

            4.1 Except for any outside employments and directorships currently held by you as listed on Exhibit B, and except with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

            4.2 You hereby agree that, except as disclosed on Exhibit B hereto, during your

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employment hereunder, you will not, directly or indirectly, engage (a)
individually, (b) as an officer, (c) as a director, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise), (h) as a broker, or (i) as a partner, coventurer, stockholder or other proprietor owning directly or indirectly more than two percent (2%) interest, in any firm, corporation, partnership, trust, association, or other organization which is engaged in the research, development, production, manufacture or marketing of equipment or processes in direct competition with the Company or any other line of business engaged in or under demonstrable development by the Company (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a "Prohibited Enterprise"). Except as may be shown on Exhibit B, you hereby represent that you are not engaged in any of the foregoing capacities (a) through (i) in any Prohibited Enterprise.

      5.    Former Employers.

            5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written. You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

            5.2 If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own all information which is common knowledge in the industry or otherwise legally in the public domain.

      6. Invention, Confidentiality and Noncompete Agreement. You agree to execute, deliver and be bound by the provisions of the Invention, Confidentiality and Noncompete Agreement.

      7. Remedies. Your obligations under the Invention, Confidentiality and Noncompete Agreement and the provisions of Sections 4, 6, and 7 of this Agreement (as modified by Section 10, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Invention, Confidentiality and Noncompete Agreement would be inadequate and you therefore agree that the Company shall be entitled to such injunctive or other equitable relief in case of any such breach or threatened breach.

      8. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to

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any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law. The Company's obligations and those of any successors or assignees of the Company under this Agreement, including but not limited to the severance provisions and other compensation and benefits due to you pursuant to Exhibit A hereto, will be a condition of and are to remain those of any successor or assignee.

      9. Interpretation. IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

      10. Notices. Any notice which the Company is required to or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of delivery of any notice under this Section 10 shall be deemed to be the date of delivery thereof.

      11. Waivers. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

      12. Complete Agreement; Amendments. The foregoing including Exhibits A, B, C and D hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company's Board of Directors.

      13. Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

      14. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

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      15.   Choice of Law; Enforceability; Waiver of Jury Trial. You acknowledge that a substantial portion of the Company's business is based out of and directed from the Commonwealth of Massachusetts, where the Company is headquartered and administers all employee compensation and benefits. You also acknowledge that during the course of your employment with the Company you have had and will continue to have substantial contacts with Massachusetts.

      This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles. Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in Massachusetts, and that the Agreement thereafter shall be maintained in Massachusetts. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provision of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

      16. Advice of Separate Counsel. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you in this matter.

      If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Invention, Confidentiality and Noncompete Agreement and Incentive Stock Option Agreement, whereupon this Agreement shall become binding in accordance with its terms. Please then return this Agreement to the Company. (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).

                          Very truly yours,

ACCEPTED AND AGREED:                        EGENERA, INC.

/s/ Thomas F. Sheehan                       By: /s/ Kenneth Zolot
-----------------------------                   --------------------------------
                                                Kenneth Zolot

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                                    EXHIBIT A

                   EMPLOYMENT TERM, COMPENSATION AND BENEFITS
                                OF THOMAS SHEEHAN

      1. Term. The term of the Agreement to which this Exhibit A is attached and made a part shall be for a period of one (1) year from the date of this Agreement.

      2. Compensation; Base Salary. Your annual base salary ("Base Salary") shall be One Hundred Eighty Five Thousand Dollars ($185,000) payable in accordance with the Company's payroll policies.

      3. Vacation, Insurance and Benefits; Expenses. You shall be entitled to all legal holidays recognized by the Company, and Fifteen (15) days paid vacation per annum, which shall accrue at a rate of 1.25 days per month. Any unused vacation may be accrued or used in accordance with Company policy. You shall be eligible for participation in any health, dental, and other insurance plans which may be established and maintained by the Company as determined by the Company's Board of Directors in its sole discretion. You shall also be entitled to participate in any employee benefit programs which the Company's Board of Directors may establish for Company employees generally, including, but not limited to, health insurance, stock purchase or option plans. The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company's expense reimbursement policy.

      4. Initial Stock Options. As approved by the Board of Directors, you shall be entitled to receive incentive stock options to purchase up to an aggregate of 1,200,000 shares of common stock, $.001 par value per share, of the Company. Such options shall be priced at $.25 and shall vest in accordance with the Company's 2000 Stock Option/Stock Issuance Plan. A copy of the form of Incentive Stock Option Agreement you will be required to sign upon grant of the option is attached hereto as Exhibit D.

      5. Severance Benefits. When provided for in this Agreement, you shall be entitled to "Severance Benefits." When used in this Agreement, the term "Severance Benefits" shall mean a total amount equal to your then current annual Base Salary and the continuation for you and your family, during the Severance Period, as defined below, of all of the other benefits which are provided or available to you on the last day of your actual service with the Company provided that the Company's benefit plans allow for inclusion of non-employee beneficiaries. To the extent that the Company's benefit policies do not allow for inclusion of non-employee beneficiaries, the Company shall pay to you in cash the amount of money that the Company would have otherwise spent on providing you with such benefits. For purposes of this Agreement, the term "Severance Period" means the period of twelve (12) months beginning on

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the Date of Termination. Notwithstanding the foregoing, such Severance Benefits shall be reduced by any compensation you receive as an employee or consultant from any third party during the Severance Period. The Severance Benefits shall be paid via check to you in the manner and at the rate which is consistent with the then current payroll policies of the Company. In the event that you become eligible for Severance Benefits as provided hereunder, such payments will terminate on the earliest of the following events: (i) you are employed full time; (ii) you breach your obligations under the Invention, Confidentiality and Noncompete Agreement; or (iii) the first anniversary of the date of your Involuntary Termination.

      6.    Change in Control.

            (a) For purposes of this Agreement, "Change in Control" means and shall be deemed to occur if any of the following occurs: (i) the acquisition by an individual, entity or group, as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, as defined in Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the voting securities of the Company entitled to vote generally in the election "of directors (the "Voting Securities"); or (ii) individuals who, on the date of this Agreement, constituted the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date of this Agreement, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or (iii) approval by the Board of Directors or the shareholders of the Company of a (A) tender offer to acquire any of the Common Stock or voting securities,
(B) reorganization, (C) merger or (D) consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and voting securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than 80% of the then outstanding Common Stock and Voting Securities (entitled to vote generally in the election of directors) of the Company resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the voting securities; or (iv) approval by the Board of Directors or the shareholders of the Company of (A) a complete or substantial liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, excluding a reorganization of the Corporation under the corporate laws of Delaware.

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            (b)   In the event of your actual termination of employment
contemporaneous with or following a Change in Control, except (x) because of your death, (y) by the Company for Cause or Disability (as hereinafter defined) or (z) by you other than for Good Reason (as hereinafter defined): (i) you shall be entitled to receive Severance Benefits under Section 5 above, to be paid in accordance with the terms of this Agreement; and (ii) the following additional provisions shall apply (which provisions shall supersede any other provisions of the Agreement, including but not limited to Section 2 of the Agreement, to the extent such provisions are inconsistent with the following provisions):

                  (1) Disability. For purposes of this Section 6(b), termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence, you shall have returned to the full time performance of your duties.

                  (2) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on (i) a reduction by the Company in your Base Salary (other than a reduction in salaries generally for managers of the Company); (ii) a material decline in your responsibilities or authority as in effect on the date hereof; (iii) a material breach by the Company of the terms of this Agreement; or (iv) a requirement by the Company that you relocate to an office of the Company located outside of a twenty-five (25) mile radius of Marlborough, Massachusetts.

                  (3) Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written notice to the other party hereto which indicates the specific termination provision in this Agreement relied upon (the "Notice of Termination").

                  (4) Date of Termination. "Date of Termination" following a Change in Control shall mean (A) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if your employment is to be terminated by the Company for any reason other than death or Disability or by you pursuant to Sections 6(b)(2) hereof or for any other Good Reason, the date specified in the Notice of Termination, or (C) if your employment is terminated on account of your death, the day after your death.

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